                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): MARCH 15, 2007

                            TECUMSEH PRODUCTS COMPANY
             (Exact name of registrant as specified in its charter)

        MICHIGAN                         0-452                    38-1093240
(State or other jurisdiction           (Commission              (IRS Employer
     of incorporation)                 File Number)          Identification No.)

        100 EAST PATTERSON STREET
           TECUMSEH, MICHIGAN                                       49286
(Address of principal executive offices)                          (Zip Code)

       Registrant's telephone number, including area code: (517) 423-8411

                                (NOT APPLICABLE)
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL
     OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

     As previously reported, our Brazilian engine manufacturing subsidiary, TMT Motoco, has its own financing arrangements with Brazilian banks pursuant to which it is required to pay principal installments of various amounts through 2009. Historically, TMT Motoco has experienced negative cash flows from operations, indicating that it may not have sufficient liquidity to make all required debt repayments as currently scheduled. On November 21, 2006, TMT Motoco lenders representing more than 60% of the outstanding amounts borrowed executed an out-of-court restructuring agreement whereby scheduled maturities were deferred for eighteen months, with subsequent amortization over the following eighteen months.

     Two banks representing less than 40% of the outstanding amounts borrowed did not participate in the out-of-court restructuring agreement, so TMT Motoco initiated a court proceeding under a Brazilian statute to impose the terms of the restructuring on those two banks. Meanwhile, TMT Motoco continued negotiations with one of the two banks, and that bank rolled over principal installments that otherwise would have come due. TMT Motoco ceased making further payments to the other dissenting bank effective November 15, 2006, and that bank started legal action to collect its debt. The Brazilian court stayed the bank's collection activities while the court considered TMT Motoco's action to impose the terms of the restructuring on the dissenting banks.

     On March 15, 2007, the Brazilian court ruled against TMT Motoco, lifted the stay on the bank's collection proceedings, and implemented sweep procedures for TMT Motoco's bank accounts. These actions had the effect of accelerating TMT Motoco's debt to that bank, which totals approximately $18 million, making it all now due and payable and enabling the bank to pursue its remedies for collection under Brazilian law. TMT Motoco has initiated an appeal of the Brazilian court's decision and meanwhile has placed that plant on vacation furlough. As a result of these developments, TMT Motoco may be forced to file for protection under Brazilian bankruptcy law.

     The events described above may enable our domestic lenders to accelerate repayment of their debts unless they agree to waive the defaults or enter into curative amendments to our first and second lien credit agreements. We are engaged in discussions with them and have received no indication that they intend to accelerate or that they will not agree to any requested consents, waivers, or amendments, but there can be no assurance that we will reach an agreement or as to what the terms of any such agreement may be.

     Our management is assessing what impact the developments at TMT Motoco may have on our other businesses, including our Brazilian compressor manufacturing subsidiary, Tecumseh do Brasil Ltda. Management is working to protect these other businesses from any adverse effects of the events at TMT Motoco to the greatest extent possible.

ITEM 7.01 REGULATION FD DISCLOSURE.

     On March 21, 2007, we issued a press release about the events described in
Item 2.04. We are furnishing a copy of the press release as an exhibit to this report.

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ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

     The following exhibit is furnished with this report:

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
Exhibit No.   Description
-----------   -----------
   99.1       Press Release dated March 21, 2007
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        TECUMSEH PRODUCTS COMPANY


Date: March 21, 2007                    By  /S/ James S. Nicholson
                                            ------------------------------------
                                            James S. Nicholson
                                            Vice President, Treasurer and Chief
                                            Financial Officer

     NOTE: The information in Item 7.01 of this report and the related exhibit is not to be deemed "filed" for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section unless the registrant specifically incorporates it by reference into a filing under the Securities Act or the Exchange Act.




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EXHIBIT INDEX

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
Exhibit No.   Description
-----------   -----------
   99.1       Press Release dated March 21, 2007
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